                                                                 EXHIBIT (C)(5)


                          TENDER AND VOTING AGREEMENT

                  TENDER AND VOTING AGREEMENT, dated as of December 20, 1999 (this "Agreement"), between Oerlikon-Buhrle USA, Inc., a Delaware corporation ("Parent"), Volcano Acquisition Corp., a Florida corporation and a wholly owned subsidiary of Parent ("Merger Sub") and each of the persons listed on Schedule A hereto (each a "Shareholder" and, collectively, the "Shareholders").

                                    RECITALS

                  WHEREAS, Parent, Merger Sub and Plasma-Therm, Inc., a Florida corporation (the "Company") propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for, among other things, the making of the Offer by Merger Sub for all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (referred to herein as either the "Shares" or "Common Stock") and the merger of Merger Sub with and into the Company on the terms and conditions set forth in the Merger Agreement (the "Merger");

                  WHEREAS, each Shareholder is the beneficial owner of the Shares and Company Options set forth opposite such Shareholder's name on Schedule A hereto (collectively referred to herein as the "Shares" of such Shareholder); such Shares, as such Shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with Shares issuable upon the exercise of Company Options; and

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Shareholders enter into this Agreement;

                  NOW, THEREFORE, to induce Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         Section 1. Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

         Section 2. Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, represents and warrants to Parent and Merger Sub, as of the date hereof, as follows:

                  (a) The Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Shares (including the Company Options), free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, charge, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the Shares (each, a "Lien"), except as set forth in this Agreement.

                  (b) The Shares (including the Company Options) constitute all of the securities (as defined in Section 3(a)(10) of the Exchange Act), of the Company beneficially owned, directly or indirectly, by the Shareholder.

                  (c) Except for the Shares (including the Company Options), the Shareholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Shareholder subject to any contract, commitment, arrangement, understanding, restriction or relationship (whether or not legally enforceable), other than this Agreement, that provides for such Shareholder to vote or acquire any securities of the Company. The Shareholder holds exclusive power to vote the Shares and has not granted a proxy to any other Person to vote the Shares, subject to the limitations set forth in this Agreement.

                  (d) This Agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (e) Neither the execution and delivery of this Agreement nor the performance by the Shareholder of the Shareholder's obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration or result in the creation of any Lien on any Shares under, (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or by which the Shareholder is bound or (ii) any injunction, judgment, writ, decree, order or ruling applicable to the Shareholder; except for conflicts, violations, breaches, defaults, terminations, amendments, cancellations, accelerations or Liens that would not individually or in the aggregate be expected to prevent or materially impair or delay the consummation by such Shareholder of the transactions contemplated hereby.

                  (f) Neither the execution and delivery of this Agreement nor the performance by the Shareholder of the Shareholder's obligations hereunder will violate any Law applicable to the Shareholder or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), foreign antitrust or competition laws, the Exon-Florio Amendment or the federal securities laws.

                  (g) No investment banker, broker, finder or other intermediary is, or will be, entitled to a fee or commission from Merger Sub, Parent or the Company in respect of this Agreement based on any arrangement or agreement made by or on behalf of such Shareholder in his or her capacity as a shareholder of the Company.

                  (h) The Shareholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

         Section 3. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby make each of the representations and warranties contained in Sections 7.3(a), 7.4 and 7.5 of the Merger Agreement, as of the date hereof, as if such representations were set forth herein.

         Section 4. Transfer of the Shares. During the term of this Agreement, except as otherwise expressly provided herein, each Shareholder agrees that such Shareholder will not (a) tender into any tender or exchange offer or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber with any Lien, any of the Shares, (b) acquire any shares of Common Stock or other securities of the Company (otherwise than in connection with a transaction of the type described in Section 5 or by exercising any of the Company Options), (c) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, (d) enter into any contract, option or other arrangement (including any profit sharing arrangement) or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any Shares or any other securities of the Company, (e) exercise any rights (including, without limitation, under Section 607.1301 through 607.1320 of the Florida Business Corporation Act) to demand appraisal of any Shares which may arise with respect to the Merger, or (f) take any other action that would in any way restrict, limit or interfere with the performance of such Shareholder's obligations hereunder or the transactions contemplated hereby or which would otherwise diminish the benefits of this Agreement to Parent or Merger Sub.

         Section 5. Adjustments. (a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Shareholder's ownership of the Company's capital stock or other securities or (ii) a Shareholder becomes the beneficial owner of any additional Shares of or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by such Shareholder immediately following the effectiveness of the events described in clause (i) or such Shareholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder.

                  (b) Each Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent and Merger Sub of the number of any new Shares acquired by such Shareholder, if any, after the date hereof.

         Section 6. Tender of Shares. Each Shareholder hereby agrees that such Shareholder will validly tender (or cause the record owner of such shares to validly tender) and sell (and not withdraw) pursuant to and in accordance with the terms of the Offer not later than the fifth business day after commencement of the Offer (or the earlier of the expiration date of the Offer and the fifth business day after such Shares are acquired by such Shareholder if the Shareholder acquires Shares after the date hereof), or, if the Shareholder has not received the Offer Documents by such time, within two business days following receipt of such documents, all of the then outstanding shares of Common Stock beneficially owned by such Shareholder (including the shares of Common Stock outstanding as of the date hereof and set forth on Schedule A hereto opposite such Shareholder's name). Upon the purchase by Parent of all of such then outstanding shares of Common Stock beneficially owned by such Shareholder pursuant to the Offer in accordance with this Section 6, this Agreement will terminate as it relates to such Shareholder. In the event, notwithstanding the provisions of the first sentence of this Section 6, any Shares beneficially owned by a Shareholder are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Shares will remain subject to the terms of this Agreement. Each Shareholder acknowledges that Parent's obligation to accept for payment and pay for the shares of Common Stock tendered in the Offer is subject to all the terms and conditions of the Offer.

         Section 7. Voting Agreement. Each Shareholder, by this Agreement, does hereby (a) agree to appear (or not appear, if requested by Parent or Merger Sub) at any annual, special, postponed or adjourned meeting of the stockholders of the Company or otherwise cause the Shares such Shareholder beneficially owns to be counted as present (or absent, if requested by Parent or Merger Sub) thereat for purposes of establishing a quorum and to vote or consent, and (b) constitute and appoint Parent and Merger Sub, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as his true and lawful attorney and proxy for and in his name, place and stead, to vote all the Shares such Shareholder beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the stockholders of the Company (and this appointment will include the right to sign his or its name (as stockholder) to any consent, certificate or other document relating to the Company that laws of the States of Delaware and Florida may require or permit), in the case of both (a) and (b) above, (x) in favor of approval and adoption of the Merger Agreement and approval and adoption of the Merger and the other transactions contemplated thereby and (y) against (1) any Acquisition Proposal, (2) any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement and (3) the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; (iii) (A) any change in a majority of the persons who constitute the board of directors of the Company or any of its Subsidiaries as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company's or any of its Subsidiaries' certificate of incorporation or bylaws, as amended to date; (C) any other material change in the Company's or any of its Subsidiaries' corporate structure or business; or
(D) any other action that
is intended, or could be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer, the Merger and the other transactions contemplated by this Agreement and the Merger Agreement. This proxy and power of attorney is a proxy and power coupled with an interest, and each Shareholder declares that it is irrevocable until this Agreement shall terminate in accordance with its terms. Each Shareholder hereby revokes all and any other proxies with respect to the Shares that such Shareholder may have heretofore made or granted. For Shares as to which a Shareholder is the beneficial but not the record owner, such Shareholder shall use his or its best efforts to cause any record owner of such Shares to grant to Parent a proxy to the same effect as that contained herein. Each Shareholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Shareholder's identity and ownership of Shares and the nature of his or its commitments, arrangements and understandings under this Agreement.

         Section 8. No Solicitation. Subject to Section 8.2 of the Merger Agreement, each Shareholder agrees that neither such Shareholder nor any of such Shareholder's officers, directors, employees, trustees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by any of them) will directly or indirectly initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making or submission of any Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain or induce any person to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing or authorize or permit any of its officers, directors, employees, trustees or any of its affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by any of them to take any such action. Each Shareholder shall immediately advise Parent in writing of the receipt of request for information or any inquiries or proposals relating to an Acquisition Proposal.

         Section 9. Termination. This Agreement will terminate (a) as to any Shareholder upon the purchase of all the Shares beneficially owned by such Shareholder pursuant to the Offer in accordance with Section 6, or (b) on the earlier to occur of (i) the Effective Time or (ii) the date the Merger Agreement is terminated in accordance with its terms.

         Section 10.  Fees and Expenses. Except as otherwise expressly provided



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

herein or in the Merger Agreement, whether of not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         Section 11. Further Assurances. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

         Section 12. Publicity. A Shareholder shall not issue any press release or otherwise make any public statements with respect to this Agreement or the Merger Agreement or the other transactions contemplated hereby or thereby without the consent of Parent and Merger Sub, except as may be required by Law or applicable stock exchange rules.

         Section 13. Shareholder Capacity. No person executing this Agreement makes any agreement or understanding herein in such Shareholder's capacity as a director or officer of the Company or any subsidiary of the Company. Each Shareholder signs solely in such Shareholder's capacity as the beneficial owner of such Shareholder's Shares and nothing herein shall limit or affect any actions taken by a Shareholder in such Shareholder's capacity as an officer or director of the Company or any subsidiary of the Company to the extent specifically permitted by the Merger Agreement.

         Section 14. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Florida Court, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 15.  Miscellaneous.

                  (a) All representations and warranties contained herein will survive for twelve months after the termination hereof. The covenants and agreements made herein will survive in accordance with their respective terms.

                  (b) Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or



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

supplement will be effective unless in writing and signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  (c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements among the parties with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

                  (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its rules of conflict of laws. Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Florida Courts for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Florida Courts and agrees not to plead or claim in any Florida Court that such litigation brought therein has been brought in an inconvenient forum.

                  (e) The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

                  (f) All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:



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

         If to Parent or Merger Sub to:

         c/o Oerlikon-Buhrle Holding AG
         Hofwiesenstrasse 135
         CH-8021 Zurich
         Switzerland
         Attention:
                   ---------------------
         Fax: (____) ___-______

         with copies to:

         Fried, Frank, Harris, Shriver & Jacobson
         One New York Plaza
         New York, New York 10004
         Attention: Allen I. Isaacson, P.C.
         Telecopy:  (212) 859-4000

         If to a Shareholder, at the address set forth on Schedule A hereto or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

                  (g) This Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

                  (h) This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent and Merger Sub will have the right to assign to any direct or indirect wholly owned subsidiary of Parent or Merger Sub any and all rights and obligations of Parent or Parent under this Agreement, provided that any such assignment will not relieve either Parent or Merger Sub from any of its obligations hereunder.

                  (i) Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting



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

the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  (j) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.



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

                  IN WITNESS WHEREOF, each of the Parent and Merger Sub has caused this Agreement to be signed by its officer or director thereunto duly authorized and each Shareholder has signed this Agreement, all as of the date first written above.


                         OERLIKON-BUHRLE USA, INC.



                         By: /s/ Beat Baumgartner
                             ------------------------------------------------
                         Name: Beat Baumgartner
                         Title: Chairman and President

                         VOLCANO ACQUISITION CORP.



                         By: /s/ Heinz Kundert
                             ------------------------------------------------
                         Name: Heinz Kundert
                         Title: Chief Operating Officer Balzers & Leybold
                                Chairman and President Volcano Acquisition Corp.


                         STOCKHOLDERS:

                         RONALD H. DEFERRARI



                         /s/ Ronald H. Deferrari
                         ----------------------------------------------------


                         RONALD H. DEFERRARI REVOCABLE TRUST



                         By: /s/ Ronald H. Deferrari
                             ------------------------------------------------
                             Name:  Ronald H. Deferrari
                             Title: Trustee


                         R & C DEFERRARI FAMILY LIMITED PARTNERSHIP

                         By:  R&C Management Inc., its general partner



                               By: /s/ Ronald H. Deferrari
                                   ------------------------------------------
                                   Name:  Ronald H. Deferrari
                                   Title: President

                           R & S DEFERRARI FAMILY LIMITED PARTNERSHIP
                           By: R&S Management Inc., its general partner



                               By: /s/ Ronald H. Deferrari
                                   --------------------------------------------
                                   Name:  Ronald H. Deferrari
                                   Title: President

                           R & D DEFERRARI FAMILY LIMITED PARTNERSHIP
                           By: R&D Management Inc., its general partner



                               By: /s/ Ronald H. Deferrari
                                   --------------------------------------------
                                   Name:  Ronald H. Deferrari
                                   Title: President

                           RONALD S. DEFERRARI



                           /s/ Ronald S. Deferrari
                           ----------------------------------------------------

                           EDMOND A RICHARDS



                           /s/ Edmond A. Richards
                           ----------------------------------------------------

                           STACY L. WAGNER



                           /s/ Stacy L. Wagner
                           ----------------------------------------------------

                                   SCHEDULE A

                                                                              Number             Number
Shareholder                      Address                                     of Shares         of Options
-----------                      -------                                     ---------         ----------
Ronald H. Deferrari              c/o Plasma-Therm, Inc.                      438,300                   0
                                 10050 16th Street North
                                 St. Petersburg, Florida 33716
                                 Fax: (727) 577-7035

Ronald H. Deferrari              c/o Plasma-Therm, Inc.                      500,000                   0
Revocable Trust                  10050 16th Street North
                                 St. Petersburg, Florida 33716
                                 Fax: (727) 577-7035

R & C Deferrari Family           c/o Plasma-Therm, Inc.                      390,000                   0
Limited Partnership              10050 16th Street North
                                 St. Petersburg, Florida 33716
                                 Fax: (727) 577-7035

R & S Deferrari Family           c/o Plasma-Therm, Inc.                      390,000                   0
Limited Partnership              10050 16th Street North
                                 St. Petersburg, Florida 33716
                                 Fax: (727) 577-7035

R & D Deferrari Family           c/o Plasma-Therm, Inc.                      320,000                   0
Limited Partnership              10050 16th Street North
                                 St. Petersburg, Florida 33716
                                 Fax: (727) 577-7035

Ronald S. Deferrari              c/o Plasma-Therm, Inc.                       21,892             560,000
                                 10050 16th Street North
                                 St. Petersburg, Florida 33716
                                 Fax: (727) 577-7035

Edmond A Richards                c/o Plasma-Therm, Inc.                       16,000             265,000
                                 10050 16th Street North
                                 St. Petersburg, Florida 33716
                                 Fax: (727) 577-7035

Stacy L. Wagner                  c/o Plasma-Therm, Inc.                       38,000             180,000
                                 10050 16th Street North
                                 St. Petersburg, Florida 33716
                                 Fax: (727) 577-7035